Exhibit 31.2

I, Raymond F. Lancy, certify that:

1. I have reviewed this Amendment No. 1 to Annual Report on Form 10-K/A of Bridgford Foods Corporation; and

2. Based on my knowledge, this Amendment No. 1 to Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

Dated: February 9, 2018

/s/ RAYMOND F. LANCY
Raymond F. Lancy Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary
(Principal Financial and Accounting Officer)